Exhibit 99.1

For Immediate Release

Cushman & Wakefield Reports Strong Revenue Growth for Fourth Quarter 2018 and Record Full Year 2018 Financial Performance
CHICAGO (BUSINESS WIRE), February 27, 2019 -- Cushman & Wakefield (NYSE: CWK) today reported financial results for the full year and fourth quarter ended December 31, 2018i and provided 2019 guidance:

•	Revenue for the full year 2018 was $8.2 billion, up 19% (19% local currencyii). Fee revenue was $6.0 billion, up 12% (12% local currency).

•	Full year Net loss decreased $35.5 million to $(185.8) million, with Net loss per share of $(1.09) and Adjusted earnings per share of $1.67.

•	Full year Adjusted EBITDA was $659.1 million, up 25% (26% local currency). Adjusted EBITDA margin of 11.1% was up 115 bps.

•	Revenue for the fourth quarter was $2.4 billion, up 17% (19% local currencyii). Fee revenue was $1.8 billion, up 8% (10% local currency).

•	2019 Adjusted EBITDA expected to be in the range of $685 million to $735 millioniii.

“We have strong momentum and are extremely pleased with the performance of our business in 2018, highlighted by double-digit growth in Fee revenue and Adjusted EBITDA and significant margin expansion,” said Brett White, Executive Chairman & CEO. “In addition, we completed one of the largest IPOs of the year based on offering size and made outstanding progress on our financial, operational and growth objectives."

INVESTOR RELATIONS	MEDIA CONTACT
Bill Knightly	Brad Kreiger
Investor Relations	Corporate Communications
+1 312 338 7860	+1 312 424 8010
IR@cushwake.com	brad.kreiger@cushwake.com

February 27, 2019

Consolidated Results (unaudited)

(in millions)	Three Months Ended December 31, 2018	Three Months Ended December 31, 2017	% Change in USD	% Change in Local Currency	Year Ended December 31, 2018	Year Ended December 31, 2017	% Change in USD	% Change in Local Currency
Revenue:
Total revenue	$2,401.9	$2,052.7	17%	19%	$8,219.9	$6,923.9	19%	19%
Less: Gross contract costs	(650.2)	(440.1)	48%	50%	(2,271.8)	(1,627.3)	40%	40%
Acquisition accounting adjustments	—	10.2	n/m	n/m	2.5	23.2	n/m	n/m
Total Fee revenue(1)	$1,751.7	$1,622.8	8%	10%	$5,950.6	$5,319.8	12%	12%
Service Lines:
Property, facilities and project management	$697.6	$668.7	4%	7%	$2,622.1	$2,488.5	5%	6%
Leasing	605.4	576.6	5%	7%	1,920.7	1,650.8	16%	16%
Capital markets	310.7	248.0	25%	27%	959.6	740.5	30%	29%
Valuation and other	138.0	129.5	7%	10%	448.2	440.0	2%	1%
Total Fee revenue(1)	$1,751.7	$1,622.8	8%	10%	$5,950.6	$5,319.8	12%	12%
Costs and expenses:
Cost of services, operating and administrative expenses excluding gross contract costs	$1,630.5	$1,482.0	10%	12%	$5,641.7	$5,168.6	9%	9%
Gross contract costs	650.2	440.1	48%	50%	2,271.8	1,627.3	40%	40%
Depreciation and amortization	77.0	77.6	(1)%	0%	290.0	270.6	7%	7%
Restructuring, impairment and related charges	1.0	15.8	(94)%	(93)%	3.8	28.5	(87)%	(87)%
Total costs and expenses	2,358.7	2,015.5	17%	19%	8,207.3	7,095.0	16%	16%
Operating income/(loss)	$43.2	$37.2	16%	17%	$12.6	$(171.1)	(107)%	(109)%

Adjusted EBITDA(1)	$235.5	$266.6	(12)%	(9)%	$659.1	$528.5	25%	26%
Adjusted EBITDA Margin(1)	13.4%	16.4%			11.1%	9.9%

Net (loss) income	$(18.0)	$22.2	(181)%		$(185.8)	$(221.3)	(16)%
Adjusted net income(1)	$130.4	$133.2	(2)%		$306.6	$181.6	69%

Weighted average shares outstanding, basic	209.0	144.8			171.2	143.9
Weighted average shares outstanding, diluted(2)	222.2	155.7			183.4	154.1

Earnings per share, basic	$(0.09)	$0.15			$(1.09)	$(1.54)
Earnings per share, diluted	$(0.09)	$0.14			$(1.09)	$(1.54)
Adjusted earnings per share, diluted	$0.59	$0.86			$1.67	$1.18
(1) See the end of this press release for reconciliations of (i) Fee revenue to revenue; (ii) Fee-based operating expenses to total costs and expenses; (iii) Adjusted EBITDA to net loss; and (iv) Adjusted net income to net loss; and for explanations on the calculations of Adjusted EBITDA margin and Adjusted earnings per share, diluted. See also the definition of, and a description of the purposes for which our management uses these non-GAAP measures under the Use of Non-GAAP Financial Measures section in this press release.
(2)For all periods with GAAP net loss, weighted average shares outstanding, diluted is used to calculate Adjusted earnings per share, diluted.

February 27, 2019

Fourth Quarter Results (unaudited)
Revenue
Revenue was $2.4 billion, an increase of $349.2 million or 17%. Gross contract costs, primarily in the Property, facilities and project management service line, increased $210.1 million driven by the $98.2 million impact of the adoption of Topic 606. Foreign currency had a $45.3 million or 2%, unfavorable impact on Revenue.
Fee revenue was $1.8 billion, an increase of $164.8 million or 10% on a local currency basis, reflecting increases primarily in Capital markets, Property, facilities and project management and Leasing. Capital markets Fee revenue increased by $67.0 million or 27%, on a local currency basis, driven by an Americas increase of $44.3 million or 27%, on a local currency basis. Property, facilities and project management Fee revenue increased $46.4 million or 7% on a local currency basis, driven by an EMEA increase of $19.4 million or 28%, on a local currency basis, with the remainder of the Fee revenue growth primarily in Americas. Leasing Fee revenue increased $38.9 million or 7%, on a local currency basis, driven by an Americas increase of $36.4 million or 9%, on a local currency basis, with the remainder of the Fee revenue growth primarily in APAC.
Operating expenses
Operating expenses were $2.4 billion, an increase of $343.2 million or 17%. The increase in operating expenses reflected increased cost associated with revenue growth and the $98.2 million increase to gross contract costs resulting from the adoption of Topic 606.
Fee-based operating expenses, excluding Depreciation and amortization, integration and other costs related to acquisitions and stock-based compensation, were $1.5 billion, a 14% increase on a local currency basis. The growth in Fee-based operating expenses reflected higher cost of services associated with Fee revenue growth.
Interest expense
Net interest expense was $39.7 million, a decrease of $8.5 million, driven by lower average borrowings during the quarter. Net interest expense does not include accounts receivable securitization costs of $2.4 million and $3.2 million for the three months ended December 31, 2018 and 2017, respectively.
Provision/benefit from income taxes
The provision for income taxes was $23.0 million, a change of $46.0 million. The change was driven by the one-time deferred tax benefit received from the decrease in the U.S. corporate tax rate from 35% to 21% in the fourth quarter of 2017 and the subsequent re-measurement of deferred tax liabilities; as well as establishment of additional valuation allowances.
Net loss and Adjusted EBITDA
Net loss was $18.0 million, a change of $40.2 million, primarily driven by the increase in Fee-based operating expenses exceeding the increase in Fee revenue and a higher provision for income taxes, partially offset by lower interest expense.
Adjusted EBITDA was $235.5 million, a decrease of $25.1 million or 9%, on a local currency basis, driven by the increase in Fee-based operating expenses exceeding the increase in Fee revenue, partially offset by the $8.6 million local currency impact of the adoption of Topic 606. Adjusted EBITDA margin, calculated on a Fee revenue basis, was 13.4%, compared to 16.4% in the prior year, driven by Fee revenue mix and operating leverage.
Full Year Results
Revenue
Revenue was $8.2 billion, an increase of $1.3 billion or 19%. Gross contract costs, primarily in the Property, facilities and project management service line, increased $644.5 million driven by the $400.2 million impact of the adoption of Topic 606. Foreign currency had an insignificant impact on Revenue growth.
Fee revenue was $6.0 billion, an increase of $643.0 million or 12%, on a local currency basis, reflecting increases in Leasing, Capital markets and Property, facilities and project management. Leasing Fee revenue increased by $272.7

February 27, 2019

million or 16%, on a local currency basis driven primarily by the Americas increase of $240.5 million or 19.3% on a local currency basis, with the remainder of Fee revenue growth primarily in APAC. Capital markets Fee revenue increased by $219.2 million or 29%, on a local currency basis, driven by an Americas increase of $169.1 million or 32% on a local currency basis, with the remainder of Fee revenue growth primarily in APAC. Property, facilities and project management increased by $145.7 million or 6% on a local currency basis, driven primarily by an Americas increase of $72.0 million or 4%, on a local currency basis, with the remainder of the Fee revenue growth primarily in EMEA.
Operating expenses
Operating expenses were $8.2 billion, an increase of $1.1 billion or 16%. The increase in operating expenses reflected increased cost associated with revenue growth and the $400.2 million increase to gross contract costs resulting from the adoption of Topic 606.
Fee-based operating expenses, excluding Depreciation and amortization, integration and other costs related to acquisitions and stock-based compensation, were $5.3 billion, a 10% increase on a local currency basis. The growth in Fee-based operating expenses reflected higher cost of services associated with Fee revenue growth.
Interest expense
Net interest expense was $228.8 million, an increase of $45.7 million, driven by $53.8 million of charges related to the 2018 debt refinancing and extinguishment activities. Net interest expense does not include accounts receivable securitization costs of $6.7 million and $8.2 million for the years ending December 31, 2018 and 2017, respectively.
Benefit from income taxes
The benefit from income taxes was $25.0 million, a decrease of $95.5 million. The decrease was driven by the 2017 one-time deferred tax benefit received from the decrease in the U.S. corporate tax rate from 35% to 21% and the subsequent re-measurement of deferred tax liabilities, a lower net loss before taxes in 2018 and the establishment of additional valuation allowances.
Net loss and Adjusted EBITDA
Net loss was $185.8 million, a decrease of $35.5 million, primarily driven by the increase in Fee revenue exceeding the increase in Fee-based operating expenses, partially offset by higher interest expense and a lower benefit from income taxes.
Adjusted EBITDA was $659.1 million, an increase of $137.1 million or 26%, on a local currency basis, driven by the increase in Fee revenue exceeding the increase in Fee-based operating expenses and the $10.9 million local currency impact of the adoption of Topic 606. Adjusted EBITDA margin, calculated on a Fee revenue basis, was 11.1%, compared to 9.9% in the prior year, driven by Fee revenue mix and operating leverage.
Balance Sheet

•
The Company's outstanding 2018 First Lien debt, net of deferred financing fees, was $2.7 billion as of December 31, 2018, which net of cash and cash equivalents, resulted in a net debt position of approximately $1.8 billion.

•
Total ending liquidity for the fourth quarter was $1.7 billion with the majority of the balance being made up of an $810 million undrawn revolving credit facility, and $895 million of cash and cash equivalents.

Change in Accounting Principle - Stock-based Compensation
In the fourth quarter of 2018 the Company changed its policy for recognizing stock-based compensation expense for awards with service conditions only from the graded attribution method to the straight-line attribution method. We are presenting our financial results for the year ended December 31, 2018 and the previously reported financial information included herein on a basis consistent with the adoption of this change in accounting principle. Going forward, beginning with our Annual Report on Form 10-K for the year 2018, our financial information will reflect

February 27, 2019

this change with prior periods adjusted ("recast") accordingly.  The impacts to our financial statements resulting in the adoption of this new policy are discussed below.
Balance Sheet: The change impacts the balance sheet primarily through a decrease in both additional paid-in capital and accumulated deficit. As of December 31, 2018 and 2017, total equity decreased by $5.6 million and $4.5 million as a result of the application of this policy.
Cash Flows: Changes to our cash flows are driven primarily by lower stock-based compensation and lower net loss. Total cash flows from operating activities are not affected by this change.
Income Statement: Income statement impacts are driven by the shift to straight-line expense attribution which affect the timing of expense recognition. For the three months and the years ended 2018 and 2017, this change increased (decreased) net (loss)/income by $(1.4) million and $(3.0) million and $(3.6) million and $0.8 million, respectively. The change had an immaterial impact on net loss per share for all periods presented.
2019 Outlook
Cushman & Wakefield provides guidance on a non-GAAP basis, as the Company cannot predict some elements that are included in reported GAAP results, including the impact of foreign exchange. Refer to the Use of Non-GAAP Financial Measures section for a more detailed discussion of non-GAAP financial measures in more detail. The Company expects full year 2019 Adjusted EBITDA to be in the range of $685.0 million to $735.0 millioniii, reflecting strong market fundamentals.

February 27, 2019

i The Company adopted Accounting Standard Update No. 2014-09, Revenue from Contracts with Customers (together with all subsequent amendments, "Topic 606") effective January 1, 2018 using the modified retrospective transition approach. Comparative information continues to be reported under the accounting standards in effect for periods prior to 2018. The impact to GAAP revenue for the three months and year ended December 31, 2018 was an increase of $81.4 million and $432.8 million, respectively, over the GAAP revenue that would have been reported if Topic 606 was not applicable. This impact included increases of $98.2 million and $400.2 million related to reimbursed expenses due to implementation of the updated principal versus agent considerations in Topic 606, which had no impact on Fee revenue, Operating loss, Adjusted EBITDA or Net loss, and the acceleration in the timing of revenue recognition related to variable consideration primarily for leasing services of $(16.8) million and $32.6 million, which impacted both Revenue and Fee Revenue. The adoption of Topic 606 resulted in a (provision)/benefit to Net loss of $(8.4) million and $6.4 million and Adjusted EBITDA of $(8.6) million and $10.9 million for the three months and the year ended December 31, 2018, respectively.
ii In order to assist our investors and improve comparability of results, we present the year-over-year changes in certain of our financial measures, such as Fee revenue and Adjusted EBITDA, in "local" currency. The local currency change represents the year-over-year change assuming no movement in foreign exchange rates from the prior year. We believe that this presentation provides our management and investors with a better view of comparability and trends in the underlying operating business.
iii The Company has not reconciled the (non-GAAP) Adjusted EBITDA forward-looking guidance included in this press release to the most directly comparable GAAP measure because this cannot be done without unreasonable effort due to the variability and low visibility with respect to costs related to integration and other costs related to acquisitions and share-based compensation, which are potential adjustments to future earnings. We expect the variability of these items to have a potentially unpredictable, and a potentially significant, impact on our future GAAP financial results.
Conference Call
The Company’s Fourth Quarter 2018 Earnings Conference Call will be held today, February 27, at 5:00 p.m. Eastern Time. A webcast, along with an associated slide presentation, will be accessible through the Investor Relations section of the Company’s website at http://ir.cushmanwakefield.com.
The direct dial-in number for the conference call is 877-683-2081 for U.S. callers and 647-689-5424 for international callers. The Conference ID is 9656185. A replay of the call will be available approximately two hours after the conference call by accessing http://ir.cushmanwakefield.com. A transcript of the call will be available on the Company’s Investor Relations website at http://ir.cushmanwakefield.com.
About Cushman & Wakefield
Cushman & Wakefield (NYSE: CWK) is a leading global real estate services firm that delivers exceptional value for real estate occupiers and owners. Cushman & Wakefield is among the largest real estate services firms with approximately 51,000 employees in 400 offices and 70 countries. In 2018, the firm had revenue of $8.2 billion across core services of property, facilities and project management, leasing, capital markets, valuation and other services. To learn more, visit www.cushmanwakefield.com or follow @CushWake on Twitter.

Cautionary Note on Forward-Looking Statements
All statements in this release other than historical facts are forward-looking statements, which rely on a number of estimates, projections and assumptions concerning future events. Such statements are also subject to a number of uncertainties and factors outside Cushman & Wakefield’s control. Such factors include, but are not limited to, uncertainty regarding and changes in global economic or market conditions and changes in government policies, laws, regulations and practices. Should any Cushman & Wakefield estimates, projections and assumptions or these other uncertainties and factors materialize in ways that Cushman & Wakefield did not expect, there is no guarantee of future performance and the actual results could differ materially from the forward-looking statements in this presentation, including the possibility that recipients may lose a material portion of the amounts invested. While Cushman & Wakefield believes the assumptions underlying these forward-looking statements are reasonable under current circumstances, recipients should bear in mind that such assumptions are inherently uncertain and subjective and that past or projected performance is not necessarily indicative of future results. No representation or warranty, express or implied, is made as to the accuracy or completeness of the information contained in this presentation, and nothing shall be relied upon as a promise or representation as to the performance of any investment. You are

February 27, 2019

cautioned not to place undue reliance on such forward-looking statements or other information in this presentation and should rely on your own assessment of an investment or a transaction. Any estimates or projections as to events that may occur in the future are based upon the best and current judgment of Cushman & Wakefield as actual results may vary from the projections and such variations may be material. Opinions expressed are current opinions as of the date of this release.

February 27, 2019

Cushman & Wakefield plc
Condensed Consolidated Statement of Operations

	Three Months Ended December 31,		Year Ended December 31,
(in millions, except per share data) (unaudited)	2018	2017	2018	2017
Revenue	$2,401.9	$2,052.7	$8,219.9	$6,923.9
Costs and expenses:
Cost of services (exclusive of depreciation and amortization)	1,915.4	1,603.1	6,642.4	5,639.8
Operating, administrative and other	365.3	319.0	1,271.1	1,156.1
Depreciation and amortization	77.0	77.6	290.0	270.6
Restructuring, impairment and related charges	1.0	15.8	3.8	28.5
Total costs and expenses	2,358.7	2,015.5	8,207.3	7,095.0
Operating income (loss)	43.2	37.2	12.6	(171.1)
Interest expense, net of interest income	(39.7)	(48.2)	(228.8)	(183.1)
Earnings from equity method investments	0.7	0.4	1.9	1.4
Other income, net	0.8	9.8	3.5	11.0
Earnings (loss) before income taxes	5.0	(0.8)	(210.8)	(341.8)
Provision/(benefit) from income taxes	23.0	(23.0)	(25.0)	(120.5)
Net (loss) income	$(18.0)	$22.2	$(185.8)	$(221.3)

Basic and diluted loss per share:
Net (loss) earnings per share attributable to common shareholders, basic	$(0.09)	$0.15	$(1.09)	$(1.54)
Net (loss) earnings per share attributable to common shareholders, diluted	$(0.09)	$0.14	$(1.09)	$(1.54)
Weighted average shares outstanding, basic	209.0	144.8	171.2	143.9
Weighted average shares outstanding, diluted	209.0	155.7	171.2	143.9

February 27, 2019

Cushman & Wakefield plc
Consolidated Balance Sheets

	As of
(in millions, except per share data) (unaudited)	December 31, 2018	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$895.3	$405.6
Trade and other receivables, net of allowance balance of $49.5 million and $35.3 million, as of December 31, 2018 and 2017, respectively	1,463.5	1,314.0
Income tax receivable	41.1	14.6
Prepaid expenses and other current assets	343.4	176.3
Total current assets	2,743.3	1,910.5
Property and equipment, net	313.8	304.3
Goodwill	1,778.5	1,765.3
Intangible assets, net	1,128.2	1,306.0
Equity method investments	8.7	7.9
Deferred tax assets	84.0	66.6
Other non-current assets	489.5	432.8
Total assets	$6,546.0	$5,793.4
Liabilities and Shareholders' Equity
Current liabilities:
Short-term borrowings and current portion of long-term debt	$39.9	$59.5
Accounts payable and accrued expenses	1,047.7	771.2
Accrued compensation	817.9	864.8
Income tax payable	43.2	35.7
Other current liabilities	90.0	234.4
Total current liabilities	2,038.7	1,965.6
Long-term debt	2,644.2	2,784.0
Deferred tax liabilities	136.4	157.5
Other non-current liabilities	366.6	386.9
Total liabilities	5,185.9	5,294.0
Commitments and contingencies (See Note 14)
Shareholders' Equity:
Ordinary shares, nominal value $0.10 per share, 216.6 issued and outstanding at December 31, 2018 and ordinary shares nominal value $10.00 per share, 145.1 shares issued and outstanding at December 31, 2017	21.7	1,451.3
Additional paid-in capital	2,791.2	283.8
Accumulated deficit	(1,298.4)	(1,148.5)
Accumulated other comprehensive loss	(154.4)	(87.2)
Total equity	1,360.1	499.4
Total liabilities and shareholders' equity	$6,546.0	$5,793.4

February 27, 2019

Cushman & Wakefield plc
Consolidated Statements of Cash Flows

	Year Ended
(in millions) (unaudited)	December 31, 2018	December 31, 2017
Cash flows from operating activities
Net loss	$(185.8)	$(221.3)
Reconciliation of net loss to net cash used in operating activities:
Depreciation and amortization	290.0	270.6
Impairment charges	2.7	—
Unrealized foreign exchange loss (gain)	8.4	(7.3)
Stock-based compensation	81.9	52.4
Loss on debt extinguishment	50.4	—
Amortization of debt issuance costs	12.5	16.5
Change in deferred taxes	(58.9)	(170.3)
Gain on pension curtailment	—	(10.0)
Bad debt expense	21.7	3.9
Other non-cash operating activities	(3.6)	7.0
Changes in assets and liabilities:
Trade and other receivables	(235.5)	(173.4)
Income taxes payable	(19.6)	10.1
Prepaid expenses and other current assets	(26.9)	(17.6)
Other non-current assets	84.6	44.0
Accounts payable and accrued expenses	74.9	42.6
Accrued compensation	117.8	98.4
Other current and non-current liabilities	(216.8)	58.8
Net cash (used in) provided by operating activities	(2.2)	4.4
Cash flows from investing activities
Payment for property and equipment	(84.2)	(129.1)
Acquisitions of businesses, net of cash acquired	(35.5)	(99.9)
Investments in equity securities	(8.7)	—
Return of beneficial interest in a securitization	(85.0)	—
Collection on beneficial interest in a securitization	—	84.8
Other investing activities, net	(4.6)	1.0
Net cash used in investing activities	(218.0)	(143.2)
Cash flows from financing activities
Net proceeds from issuance of shares	9.0	23.4
Shares repurchased for payment of employee taxes on stock awards	(15.2)	(4.5)
Payment of contingent consideration	(22.3)	(8.4)
Proceeds from long-term borrowings	2,936.5	318.7
Repayment of borrowings	(3,133.2)	(150.3)
Debt issuance costs	(24.4)	(4.4)
Proceeds from initial public offering, net of underwriting	831.4	—
Proceeds from private placement	179.5	—
Payments of initial offering and private placement costs	(17.3)	—
Payment of finance lease liabilities	(10.8)	(9.1)
Other financing activities, net	(7.3)	2.3
Net cash provided by financing activities	725.9	167.7

Change in cash, cash equivalents and restricted cash	505.7	28.9
Cash, cash equivalents and restricted cash, beginning of the period	467.9	424.8
Effects of exchange rate fluctuations on cash, cash equivalents and restricted cash	(8.2)	14.2
Cash, cash equivalents and restricted cash, end of the period	$965.4	$467.9

February 27, 2019

Consolidated Results (unaudited)

(in millions)	Three Months Ended December 31, 2018	Three Months Ended December 31, 2017	% Change in USD	% Change in Local Currency	Year Ended December 31, 2018	Year Ended December 31, 2017	% Change in USD	% Change in Local Currency
Revenue:
Total revenue	$2,401.9	$2,052.7	17%	19%	$8,219.9	$6,923.9	19%	19%
Less: Gross contract costs	(650.2)	(440.1)	48%	50%	(2,271.8)	(1,627.3)	40%	40%
Acquisition accounting adjustments	—	10.2	n/m	n/m	2.5	23.2	n/m	n/m
Total Fee revenue	$1,751.7	$1,622.8	8%	10%	$5,950.6	$5,319.8	12%	12%
Service Lines:
Property, facilities and project management	$697.6	$668.7	4%	7%	$2,622.1	$2,488.5	5%	6%
Leasing	605.4	576.6	5%	7%	1,920.7	1,650.8	16%	16%
Capital markets	310.7	248.0	25%	27%	959.6	740.5	30%	29%
Valuation and other	138.0	129.5	7%	10%	448.2	440.0	2%	1%
Total Fee revenue	$1,751.7	$1,622.8	8%	10%	$5,950.6	$5,319.8	12%	12%
Costs and expenses:
Cost of services, operating and administrative expenses excluding gross contract costs	$1,630.5	$1,482.0	10%	12%	$5,641.7	$5,168.6	9%	9%
Gross contract costs	650.2	440.1	48%	50%	2,271.8	1,627.3	40%	40%
Depreciation and amortization	77.0	77.6	(1)%	0%	290.0	270.6	7%	7%
Restructuring, impairment and related charges	1.0	15.8	(94)%	(93)%	3.8	28.5	(87)%	(87)%
Total costs and expenses	2,358.7	2,015.5	17%	19%	8,207.3	7,095.0	16%	16%
Operating income/(loss)	$43.2	$37.2	16%	17%	$12.6	$(171.1)	(107)%	(109)%

Adjusted EBITDA	$235.5	$266.6	(12)%	(9)%	$659.1	$528.5	25%	26%
Adjusted EBITDA margin	13.4%	16.4%			11.1%	9.9%

Net (loss) income	$(18.0)	$22.2	(181)%		$(185.8)	$(221.3)	(16)%
Adjusted net income	$130.4	$133.2	(2)%		$306.6	$181.6	69%

Weighted average shares outstanding, basic	209.0	144.8			171.2	143.9
Weighted average shares outstanding, diluted(1)	222.2	155.7			183.4	154.1

(Loss) earnings per share, basic	$(0.09)	$0.15			$(1.09)	$(1.54)
(Loss) earnings per share, diluted	$(0.09)	$0.14			$(1.09)	$(1.54)
Adjusted earnings per share, diluted	$0.59	$0.86			$1.67	$1.18
(1) For all periods with a GAAP net loss, Weighted average shares outstanding, diluted is used to calculate Adjusted earnings per share, diluted.
Segment Results
The following tables summarize our results of operations for our operating segments for the three months and the years ended December 31, 2018 and 2017.
Corporate expenses are allocated to the segments based upon Fee revenue of each segment. Gross contract costs are excluded from operating expenses in determining “Fee-based operating expenses”. Adjusted EBITDA is the profitability metric reported to the chief operating decision maker for purposes of making decisions about allocation of resources to each segment and assessing performance of each segment. Adjusted EBITDA excludes depreciation and amortization, interest expense, net of interest income, income taxes, as well as integration and other costs related to acquisitions, expenses related to the Cassidy Turley deferred payment obligation, stock-based compensation for plans enacted before the Company's initial public offering and other charges.

February 27, 2019

Americas Results

(in millions) (unaudited)	Three Months Ended December 31, 2018	Three Months Ended December 31, 2017	% Change in USD	% Change in Local Currency	Year Ended December 31, 2018	Year Ended December 31, 2017	% Change in USD	% Change in Local Currency
Total revenue	$1,670.8	$1,346.9	24%	25%	$5,724.7	$4,600.2	24%	25%
Less: Gross contract costs	(520.3)	(296.6)	75%	76%	(1,684.5)	(1,023.4)	65%	65%
Acquisition accounting adjustments	—	7.0	n/m	n/m	2.5	20.0	n/m	n/m
Total Fee revenue	$1,150.5	$1,057.3	9%	10%	$4,042.7	$3,596.8	12%	13%

Service lines:
Property, facilities and project management	$440.8	$431.7	2%	3%	$1,698.6	$1,638.3	4%	4%
Leasing	450.6	416.6	8%	9%	1,481.6	1,244.6	19%	19%
Capital markets	208.1	164.1	27%	27%	699.4	530.4	32%	32%
Valuation and other	51.0	44.9	14%	15%	163.1	183.5	(11)%	(10)%
Total Fee revenue	$1,150.5	$1,057.3	9%	10%	$4,042.7	$3,596.8	12%	13%

Segment operating expenses	$1,534.7	$1,210.4	27%	27%	$5,276.9	$4,275.1	23%	24%
Less: Gross contract costs	(520.3)	(296.6)	75%	76%	(1,684.5)	(1,023.4)	65%	65%
Total Fee-based operating expenses	$1,014.4	$913.8	11%	12%	$3,592.4	$3,251.7	10%	11%

Adjusted EBITDA	$136.1	$143.3	(5)%	(4)%	$450.3	$344.6	31%	31%
Adjusted EBITDA Margin	11.8%	13.6%			11.1%	9.6%

EMEA Results

(in millions) (unaudited)	Three Months Ended December 31, 2018	Three Months Ended December 31, 2017	% Change in USD	% Change in Local Currency	Year Ended December 31, 2018	Year Ended December 31, 2017	% Change in USD	% Change in Local Currency
Total revenue	$348.9	$316.9	10%	15%	$999.8	$863.3	16%	13%
Less: Gross contract costs	(35.5)	(21.9)	62%	70%	(111.9)	(81.3)	38%	33%
Acquisition accounting adjustments	—	3.3	n/m	n/m	—	3.2	n/m	n/m
Total Fee revenue	$313.4	$298.3	5%	9%	$887.9	$785.2	13%	11%

Service lines:
Property, facilities and project management	$84.0	$68.2	23%	28%	$262.1	$200.5	31%	27%
Leasing	91.1	102.5	(11)%	(7)%	265.0	256.5	3%	2%
Capital markets	75.0	63.3	18%	23%	173.5	154.3	12%	11%
Valuation and other	63.3	64.3	(2)%	2%	187.3	173.9	8%	5%
Total Fee revenue	$313.4	$298.3	5%	9%	$887.9	$785.2	13%	11%

Segment operating expenses	$283.0	$244.4	16%	26%	$896.5	$769.8	16%	15%
Less: Gross contract costs	(35.5)	(21.9)	62%	70%	(111.9)	(81.3)	38%	33%
Total Fee-based operating expenses	$247.5	$222.5	11%	21%	$784.6	$688.5	14%	13%

Adjusted EBITDA	$67.4	$86.2	(22)%	(18)%	$107.9	$108.8	(1)%	2%
Adjusted EBITDA Margin	21.5%	28.9%			12.2%	13.9%

February 27, 2019

APAC Results

(in millions) (unaudited)	Three Months Ended December 31, 2018	Three Months Ended December 31, 2017	% Change in USD	% Change in Local Currency	Year Ended December 31, 2018	Year Ended December 31, 2017	% Change in USD	% Change in Local Currency
Total revenue	$382.2	$388.9	(2)%	4%	$1,495.4	$1,460.4	2%	4%
Less: Gross contract costs	(94.4)	(121.6)	(22)%	(17)%	(475.4)	(522.6)	(9)%	(7)%
Acquisition accounting adjustments	—	(0.1)	n/m	n/m	—	—	n/m	n/m
Total Fee revenue	$287.8	$267.2	8%	13%	$1,020.0	$937.8	9%	9%

Service lines:
Property, facilities and project management	$172.8	$168.8	2%	7%	$661.4	$649.7	2%	2%
Leasing	63.7	57.5	11%	17%	174.1	149.7	16%	18%
Capital markets	27.6	20.6	34%	38%	86.7	55.8	55%	57%
Valuation and other	23.7	20.3	17%	21%	97.8	82.6	18%	17%
Total Fee revenue	$287.8	$267.2	8%	13%	$1,020.0	$937.8	9%	9%

Segment operating expenses	$350.2	$351.7	—%	5%	$1,395.4	$1,386.1	1%	2%
Less: Gross contract costs	(94.4)	(121.6)	(22)%	(17)%	(475.4)	(522.6)	(9)%	(7)%
Total Fee-based operating expenses	$255.8	$230.1	11%	16%	$920.0	$863.5	7%	7%

Adjusted EBITDA	$32.0	$37.1	(14)%	(9)%	$100.9	$75.1	34%	35%
Adjusted EBITDA Margin	11.1%	13.9%			9.9%	8.0%

February 27, 2019

Cushman & Wakefield plc
Use of Non-GAAP Financial Measures
The following measures are considered "non-GAAP financial measures" under SEC guidelines:

i.	Fee revenue and Fee-based operating expenses;

ii.	Adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA") and Adjusted EBITDA margin;

iii.	Adjusted net income and Adjusted earnings per share; and

iv.	Local currency.
Our management principally uses these non-GAAP financial measures to evaluate operating performance, develop budgets and forecasts, improve comparability of results and assist our investors in analyzing the underlying performance of our business. These measures are not recognized measurements under GAAP. When analyzing our operating results, investors should use them in addition to, but not as an alternative for, the most directly comparable financial results calculated and presented in accordance with GAAP. Because the Company’s calculation of these non-GAAP financial measures may differ from other companies, our presentation of these measures may not be comparable to similarly titled measures of other companies.
The Company believes that these measures provide a more complete understanding of ongoing operations, enhance comparability of current results to prior periods and may be useful for investors to analyze our financial performance. The measures eliminate the impact of certain items that may obscure trends in the underlying performance of our business. The Company believes that they are useful to investors, for the additional purposes described below.
Fee revenue: The Company believes that investors may find this measure useful to analyze the financial performance of our Property, facilities and project management service line and our business generally. Fee revenue is GAAP revenue excluding costs reimbursable by clients which have substantially no margin, and as such provides greater visibility into the underlying performance of our business.
Additionally, pursuant to business combination accounting rules, certain fees that may have been deferred by the acquiree may be recorded as a receivable on the acquisition date by the Company. Such fees are included in Fee revenue as acquisition accounting adjustments based on when the acquiree would have recognized revenue in the absence of being acquired by the Company.
Fee-based operating expenses: Consistent with GAAP, reimbursed costs for certain customer contracts are presented on a gross basis (“gross contract costs”) in both revenue and operating expenses. As described above, gross contract costs are excluded from revenue in determining “Fee revenue.” Gross contract costs are similarly excluded from operating expenses in determining “Fee-based operating expenses.” Excluding gross contract costs from Fee-based operating expenses more accurately reflects how we manage our expense base and operating margins and, accordingly, is useful to investors and other external stakeholders for evaluating performance.
Adjusted EBITDA and Adjusted EBITDA margin: We have determined Adjusted EBITDA to be our primary measure of segment profitability. We believe that investors find this measure useful in comparing our operating performance to that of other companies in our industry because these calculations generally eliminate integration and other costs related to acquisitions, stock-based compensation for plans enacted before the Company's IPO (“pre-IPO stock-based compensation”), the deferred payment obligation related to the acquisition of Cassidy Turley and other items. Adjusted EBITDA also excludes the effects of financings, income tax and the non-cash accounting effects of depreciation and intangible asset amortization. Adjusted EBITDA margin, a non-GAAP measure of profitability as a percent of revenue, is calculated by dividing Adjusted EBITDA by Fee revenue.
Adjusted net income/loss (“Adjusted net income”) and Adjusted earnings per share (“Adjusted EPS”): Management also assesses the profitability of the business using Adjusted net income. We believe that investors find this measure useful in comparing our profitability to that of other companies in our industry because this calculation generally eliminates integration and other costs related to acquisitions, pre-IPO stock-based compensation, the deferred

February 27, 2019

payment obligation related to the acquisition of CT and other items. Similarly, depreciation and amortization related to merger and acquisition activity and one-time financing related to debt extinguishment and modification are excluded from this measure. Income tax, as adjusted, reflects management’s expectation about our long-term effective rate as a public company. The Company also uses Adjusted EPS as a significant component when measuring operating performance. Management defines Adjusted EPS as Adjusted net income, divided by total basic and diluted weighted-average outstanding shares.
Local currency: In discussing our results, we refer to percentage changes in local currency. These metrics are calculated by holding foreign currency exchange rates constant in year-over-year comparisons. Management believes that this methodology provides investors with greater visibility into the performance of our business excluding the effect of foreign currency rate fluctuations.
The interim financial information for the three months ended December 31, 2018 and 2017 is unaudited. All adjustments, consisting of normal recurring adjustments, except as otherwise noted, considered necessary for a fair presentation of the unaudited interim consolidated financial information for these periods have been included. Users of all of the aforementioned unaudited interim financial information should refer to the audited Consolidated Financial Statements of the Company and notes thereto for the year ended December 31, 2018.

Please see the following tables for reconciliations of our non-GAAP financial measures to the most comparable GAAP measures.

February 27, 2019

Adjustments to GAAP financial measures used to calculate non-GAAP financial measures
Reconciliation of Net (loss) income to Adjusted EBITDA:

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Net (loss) income	$(18.0)	$22.2	$(185.8)	$(221.3)
Add/(less):
Depreciation and amortization(1)	77.0	77.6	290.0	270.6
Interest expense, net of interest income(2)	39.7	48.2	228.8	183.1
Provision (benefit) from income taxes	23.0	(23.0)	(25.0)	(120.5)
Integration and other costs related to acquisitions(3)	70.6	113.5	244.7	328.3
Pre-IPO stock-based compensation (4)	38.5	10.7	63.4	27.1
Cassidy Turley deferred payment obligation (5)	2.2	11.7	33.0	44.0
Other (6)	2.5	5.7	10.0	17.2
Adjusted EBITDA	$235.5	$266.6	$659.1	$528.5
(1) Depreciation and amortization includes merger and acquisition-related depreciation and amortization of $50.8 million and $51.4 million for the three months ended December 31, 2018 and 2017, respectively, and $205.8 million and $193.0 million for the years ended December 31, 2018 and 2017, respectively.
(2) Interest expense, net of interest income includes one-time write-off of financing fees and other fees incurred in relation to debt extinguishments and modifications of $0.0 million and $53.8 million for the three months and year ended December 31, 2018.
(3) Integration and other costs related to acquisitions represents certain direct and incremental costs resulting from acquisitions and certain related integration efforts as a result of those acquisitions, as well as costs related to our restructuring efforts and initial public offering/private placement.
(4) Pre-IPO stock-based compensation represents non-cash compensation expense associated with our pre-IPO equity compensation plans. Refer to Note 13: Stock-based Payments of the Notes to the Consolidated Financial Statements for the year ended December 31, 2018 for additional information.
(5) Cassidy Turley deferred payment obligation represents expense associated with a deferred payment obligation related to the acquisition of Cassidy Turley on December 31, 2014, which was paid out before the end of 2018. Refer to Note 13: Stock-based Payments of the Notes to the Consolidated Financial Statements for the year ended December 31, 2018 for additional information.
(6) Other includes sponsor monitoring fees of approximately $0.0 million and $1.1 million for the three months ended December 31, 2018 and 2017, respectively, and $3.4 million and $5.0 million for the years ended December 31, 2018 and 2017, respectively; accounts receivable securitization costs of approximately $2.4 million and $3.2 million for the three months ended December 31, 2018 and 2017, respectively, and $6.7 million and $8.2 million for the years ended December 31, 2018 and 2017, respectively; and other items.

February 27, 2019

Reconciliation of Net (loss) income to Adjusted Net Income:

	Three Months Ended December 31,		Year Ended December 31,
(in millions) (unaudited)	2018	2017	2018	2017
Net (loss) income	$(18.0)	$22.2	$(185.8)	$(221.3)

Merger and acquisition-related depreciation and amortization(1)	50.8	51.4	205.8	192.5
Financing and other facility costs	(2.4)	(3.2)	47.1	(8.2)
Integration and other costs related to acquisitions	70.6	113.5	244.7	328.3
Pre-IPO stock-based compensation	38.5	10.7	63.4	27.1
Cassidy Turley deferred payment obligation	2.2	11.7	33.0	44.0
Other	2.5	5.7	10.0	17.2
Income tax adjustments(2)	(13.8)	(78.8)	(111.6)	(198.0)
Adjusted Net Income	$130.4	$133.2	$306.6	$181.6
Weighted average shares outstanding, basic	209.0	144.8	171.2	143.9
Weighted average shares outstanding, diluted (3)	222.2	155.7	183.4	154.1
Adjusted earnings per share, basic	$0.62	$0.92	$1.79	$1.26
Adjusted earnings per share, diluted	$0.59	$0.86	$1.67	$1.18
(1) Includes amortization of acquired intangible assets.
(2) Reflective of management's estimation of an adjusted effective tax rate determined for business as usual effective tax rate if a public company of 23% and 30% for the three months ended December 31, 2018 and 2017, respectively, and 23% and 30% for the years ended December 31, 2018 and 2017, respectively.
(3) Weighted average shares outstanding, diluted ("WACS, diluted") is calculated by taking WACS, basic and adding in dilutive shares of 13.2 million and 10.9 million for the three months ended December 31, 2018 and 2017, respectively, and 12.2 million and 10.2 million for the years ended December 31, 2018 and 2017, respectively, which is used to calculate Adjusted earnings per share, diluted.
Reconciliation of Revenue to Fee revenue:

	Three Months Ended December 31,		Year Ended December 31,
(in millions) (unaudited)	2018	2017	2018	2017
Revenue:
Total revenue	$2,401.9	$2,052.7	$8,219.9	$6,923.9
Less: Gross contract costs	(650.2)	(440.1)	(2,271.8)	(1,627.3)
Acquisition accounting adjustments	—	10.2	2.5	23.2
Total Fee revenue	$1,751.7	$1,622.8	$5,950.6	$5,319.8
Reconciliation of Total costs and expenses to Fee-based operating expenses:

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Total costs and expenses	$2,358.7	$2,015.5	$8,207.3	$7,095.0
Less: Gross contract costs	(650.2)	(440.1)	(2,271.8)	(1,627.3)
Fee-based operating expenses	$1,708.5	$1,575.4	$5,935.5	$5,467.7

February 27, 2019

Reconciliation of Fee-based operating expenses by segment to Consolidated Fee-based operating expenses:

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Americas Fee-based operating expenses	$1,014.4	$913.8	$3,592.4	$3,251.7
EMEA Fee-based operating expenses	247.5	222.5	784.6	688.5
APAC Fee-based operating expenses	255.8	230.1	920.0	863.5
Segment Fee-based operating expenses	1,517.7	1,366.4	5,297.0	4,803.7

Depreciation and amortization	77.0	77.6	290.0	270.6
Integration and other costs related to acquisitions (1)	70.6	103.3	242.1	305.1
Pre-IPO stock-based compensation	38.5	10.7	63.4	27.1
Cassidy Turley deferred payment obligation	2.2	11.7	33.0	44.0
Other	2.5	5.7	10.0	17.2
Fee-based operating expenses	$1,708.5	$1,575.4	$5,935.5	$5,467.7
(1) Represents integration and other costs related to acquisitions, comprised of certain direct and incremental costs resulting from acquisitions and related integration efforts, as well as costs related to our restructuring programs, excluding the impact of acquisition accounting revenue adjustments as these amounts do not impact operating expenses.